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Exhibit 5

November 13, 2003

Keystone Property Trust
200 Four Falls, Suite 208
West Conshocken, Pennsylvania 19428

Re:
Registration Statement on Form S-3

Ladies and Gentlemen:

        We have acted as special counsel to Keystone Property Trust, a Maryland statutory real estate investment trust (the "Company"), in connection with the preparation and filing of the Company's Registration Statement on Form S-3 (the "Registration Statement"), with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), covering the offer and sale from time to time by the security holders listed in the Registration Statement of up to 3,462,635 shares of the Company's common stock, par value $.001 per share (the "Shares"), issued in privately negotiated transactions or issuable upon conversion of common or preferred units of limited partnership interest (the "OP Units") of Keystone Operating Partnership, L.P., a Delaware limited partnership (the "Operating Partnership"), held by such security holders.

        In rendering the opinions expressed herein, we have examined originals or copies, certified or otherwise identified to our satisfaction of the Registration Statement, the Company's Amended and Restated Declaration of Trust and Amended and Restated Bylaws, the Amended and Restated Agreement of Limited Partnership of the Operating Partnership, certain resolutions of the Board of Trustees of the Company, certified by an officer of the Company on the date hereof as being complete, accurate and in effect, and such other documents, corporate, trust, and partnership records, certificates and letters of public officials and other instruments as we have deemed necessary or appropriate for the purposes of rendering the opinions set forth below. In examining all such documents, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us purporting to be originals, and the conformity with the respective originals of all documents submitted to us as certified, telecopied, photostatic or reproduced copies. As to questions of fact material to this opinion, we have relied on certificates of officers of the Company and have not independently verified the accuracy of the matters contained therein.

        Based upon the foregoing and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that (i) with respect to outstanding shares, the Shares have been duly authorized and are validly issued, fully paid and nonassessable, and (ii) with respect to Shares issuable upon conversion of common or preferred OP Units, when issued upon conversion of the OP Units in accordance with the terms thereof, will be validly issued, fully paid and nonassessable.

        The opinions stated herein are limited to the federal laws of the United States, the laws of the State of New York and the laws of the State of Maryland.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to this firm under the caption "Legal Matters" in the Registration Statement. In giving this consent, we do not concede that we are within the category of persons whose consent is required under the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ CLIFFORD CHANCE US LLP

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  Exhibit 5